Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and the related Prospectus of CombinatoRx, Incorporated for the registration of up to $75,000,000 in shares of its common stock, preferred stock, warrants or debt securities and to the incorporation by reference therein of our report dated January 30, 2006, with respect to the consolidated financial statements of CombinatoRx, Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Boston, Massachusetts	/s/ Ernst & Young LLP
December 7, 2006